EXHIBIT 99.1


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                                                   FOR FURTHER INFORMATION:
                                                   Media Relations:
                                                   Jim Vitak
                                                   (614) 790-3715
                                                   jevitak@ashland.com

                                                   FOR IMMEDIATE RELEASE
                                                   SEPT. 20, 2006

CAPPELINE TO RETIRE FROM ASHLAND INC.

COVINGTON, Ky. - Gary A. Cappeline, president and chief operating officer, Chemical Sector, Ashland Inc. (NYSE: ASH), will retire after nearly 30 years of service effective April 1, 2007, the company announced today.

     Ashland Chairman and Chief Executive Officer James J. O'Brien praised Cappeline's accomplishments during his tenure as chief operating officer of the Chemical Sector. "We are fortunate that Gary shared his leadership with Ashland not once, but twice," said O'Brien, reflecting on Cappeline's return to Ashland in 2002, after a six-year departure.

     "Gary and I have shared the same strategic view for Ashland - to become a high-performance organization by strengthening our position in chosen markets," continued O'Brien. "Ashland's stakeholders have benefited from Gary's expertise in chemical markets, global operations and business development. Under his leadership as chief operating officer, our chemical businesses have experienced significant growth, bolstered global merger and acquisition processes and made substantial progress toward the integration of our global supply chain. Gary also has led an aggressive expansion of our China operations. While I plan to assume direct responsibility for company operations in October, I have asked Gary to continue his leadership of certain important initiatives to assure a smooth transition."

     Cappeline first joined the company in 1974 and moved through positions of increasing responsibility until he was named group vice president of specialty chemical operations in 1993. In 1996, Cappeline left Ashland for senior positions in the chemical industry and private equity, but rejoined the company in December 2002 as president of Ashland Specialty Chemical. He was named president and COO of Ashland's Chemical Sector in January 2004.

                                  - more -

Ashland Inc. - Covington, Ky. - 41012-0391 - (859) 815-3333 - www.ashland.com

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ASHLAND'S CAPPELINE RETIRES - PAGE 2

     "I feel extremely fortunate to have built my career at Ashland and within chemicals, one of the world's most dynamic, high-tech, forward-looking industries," said Cappeline. "Ashland shares this same rich history of innovation. My personal belief has always been to lead change, not follow it. Jim and I share this sentiment, and the transformation that continues to unfold within Ashland is all about preparing the company to continue its leadership as a global, diversified chemical company. The future will be different for Ashland, but it will be better."

     Added Cappeline: "In all my years with Ashland, I have always been amazed and energized by the dedication and loyalty of our people. Clearly it is important to have thoughtful business strategies, but at the end of the day, I bet on people, not strategies. We have a lot of talented people in this company. It has been my privilege to lead such a great team."

     A native of New York City, N.Y., Cappeline holds a bachelor's degree and a master's degree in chemical engineering from City College, New York. Additionally, he has an Advanced Management certificate from Harvard and has done post-graduate studies at Indiana University. Cappeline is a member of Ashland's Executive Committee; the Board and Executive Committee of the American Chemistry Council (ACC); and chairs the ACC Board Committee on Communications, serving as steward for the essential2* public education strategy.

     Ashland Inc. (NYSE: ASH), a diversified, global chemical company, provides quality products, services and solutions to customers in more than 100 countries. A FORTUNE 500 company, it operates through four wholly owned divisions: Ashland Performance Materials, Ashland Distribution, Valvoline and Ashland Water Technologies. To learn more about Ashland, visit www.ashland.com.

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FORTUNE 500 is a registered trademark of Time Inc.

*essential2 is a service mark of American Chemistry Council, Inc.